Exhibit 2.2

EXECUTION COPY

TENDER AND VOTING AGREEMENT

TENDER AND VOTING AGREEMENT (this “Agreement”) dated as of June 15, 2011 by and between DG FastChannel, Inc., a Delaware corporation (“Parent”), and the stockholders set forth on Schedule A hereto (each a “Stockholder”) of MediaMind Technologies Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent, DG Acquisition Corp. VII, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), which provides for, among other things, (i) an offer by Merger Subsidiary (the “Offer”) to purchase any and all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares”) at a price of $22.00 per Share (such amount or any different amount per Share that may be paid pursuant to the Offer, the “Offer Price”) and (ii) the merger of Merger Subsidiary with and into the Company (the “Merger”) pursuant to which each outstanding Share will be converted into the right to receive the Offer Price;

WHEREAS, each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such number of Shares, Options and Warrants as set forth opposite such Stockholder’s name on Schedule A hereto; and

WHEREAS, as an inducement to and condition of Parent’s and Merger Subsidiary’s willingness to enter into the Merger Agreement, each Stockholder (solely in such Stockholder’s capacity as such) has agreed to enter into this Agreement and tender and vote the Covered Shares as described herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01 .  Definitions.  All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.  For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Covered Shares” means, with respect to a Stockholder at any time, (i) all Shares beneficially owned by such Stockholder as of the date hereof and (ii) all additional Shares of which such Stockholder acquires beneficial ownership during the period from the date of this Agreement through such time; provided that, for purposes of this Agreement, a Stockholder shall not be deemed to have beneficial ownership of Shares subject to an unexercised Option or Warrant until the exercise thereof.

(b) “Expiration Time” means the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated for any reason, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (iii) such date and time as any amendment or change to the Offer or Merger Agreement is effected without each Stockholder’s consent that (A) decreases the Offer Price, (B) materially and adversely affects such Stockholders or (C) violates Section 2.01(b) of the Merger Agreement.

(c) “Securities” means, with respect to a Stockholder at any time, (i) all securities of the Company (including all Shares, Options, Warrants and other options, warrants and other rights to acquire Shares) beneficially owned by such Stockholder as of the date hereof and (ii) all additional securities of the Company (including all Shares, Options, Warrants and other options, warrants and other rights to acquire Shares) of which such Stockholder acquires beneficial ownership during the period from the date of this Agreement through such time (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(d) A Person shall be deemed to have effected a “Transfer” of a Security if such Person directly or indirectly (i) sells (including short sales), pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Security or any interest in such Security, (ii) grants any proxies or power of attorney or (iii) enters into an agreement or commitment, whether or not in writing, providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Security or any interest therein.

Section 1.02 .  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified.  All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
Agreement to Tender; Voting Agreement

Section 2.01 .  Agreement to Tender.  Unless Parent shall otherwise request, each Stockholder shall tender or cause to be tendered (and shall not withdraw or permit the withdrawal of), pursuant to and in accordance with the terms of the Offer, the Covered Shares in consideration for the Offer Price per Covered Share.  Within 10 days following the Offer Commencement Date, each Stockholder shall (i) deliver to the depositary designated in the Offer (x) a letter of transmittal with respect to the Covered Shares complying with the terms of the Offer, (y) certificates representing the Covered Shares and (z) all other documents or instruments required to be delivered pursuant to the terms of the Offer and/or (ii) cause such Stockholder’s broker or such other person who is the holder of record of any Covered Shares beneficially owned by such Stockholder to promptly tender such Covered Shares for exchange in the Offer pursuant to and in accordance with the terms and conditions of the Offer.  Prior to the Expiration Time, each Stockholder shall not tender the Covered Shares into any exchange or tender offer commenced by a third party other than Parent, Merger Subsidiary or any other Subsidiary of Parent.

Section 2.02 .  Option.

(a) Each Stockholder hereby grants to Parent an irrevocable option (the “Purchase Option”) to purchase all Covered Shares owned by such Stockholder (as set forth on the signature page hereto) that such Stockholder does not tender into the Offer in accordance with Section 2.01, at a purchase price equal to the Offer Price.

(b) The Purchase Option with respect to each Stockholder shall become exercisable on the date that the Offer is consummated without such Stockholder having tendered all of the Covered Shares of such Stockholder in accordance with Section 2.01 and shall remain exercisable for a period of 30 days thereafter.  If Parent wishes to exercise the Purchase Option with respect to a Stockholder, it shall send a written notice (the “Exercise Notice”) to such Stockholder identifying the time and place for the closing of such purchase at least three Business Days prior to such closing, which notice may be given prior to the Purchase Option becoming exercisable.  Parent is not obligated to exercise the Purchase Option; provided that once Parent has delivered to a Stockholder an Exercise Notice, subject to the terms and conditions of this Agreement, Parent shall be bound to effect the purchase as described in the Exercise Notice.

Section 2.03 .  Agreement To Vote Shares.

(a) At every meeting of stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of Company, each Stockholder (solely in such Stockholder’s capacity as such, and not in any other capacity such as an officer or director) shall, or shall cause the holder of record on any applicable record date to, vote the Covered Shares in favor of (i) the adoption of the Merger Agreement and the other transactions contemplated by the Merger Agreement and (ii) any related matter that must be approved by the stockholders of the Company in order for the transactions contemplated by the Merger Agreement to be consummated, including, without limitation, the election to the Board of Directors of any person designated by Parent or Merger Subsidiary in accordance with Section 2.03 of the Merger Agreement.

(b) Each Stockholder agrees that it will not vote any Covered Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter in furtherance of any of the foregoing matters.

ARTICLE 3
Representations and Warranties of Stockholder

Each Stockholder, severally but not jointly as to any other Stockholder represents and warrants to Parent that:

Section 3.01 .  Organization.  Such Stockholder (if not a natural person) is an entity duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction in which it is incorporated or constituted.

Section 3.02 .  Corporation Authorization.  Unless such Stockholder is a natural Person, the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the corporate powers of such Stockholder and have been duly authorized by all necessary corporate action.  If such Stockholder is a natural Person, he or she (or the representative or fiduciary signing on such Stockholder’s behalf, as applicable) has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder.

Section 3.03 .  Due Execution and Delivery.  This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding agreement of Stockholder, enforceable against such Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity).

Section 3.04 .   Noncontravention.  The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (b) require any consent or other action by any Person (other than such Stockholder’s broker or such other person who is the holder of record of any Covered Shares beneficially owned by such Stockholder) under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any agreement or other instrument binding on such Stockholder or (c) result in the imposition of any Lien on any asset of such Stockholder.

Section 3.05 .  No Filings; No Conflict or Default.  Except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the 1934 Act, no filing with, and no consent, approval, authorization or permit of, or declaration or registration with or notification to, any Governmental Authority or any other Person is necessary for the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or the compliance by such Stockholder with the provisions hereof.  None of the execution, delivery or performance of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof will (with or without notice or lapse of time or both) (i) result in a violation or breach of, or constitute a default (or give rise to any third party right of termination, cancellation, modification, acceleration or entitlement) under, any of the terms, conditions or provisions of any Contract, including any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s properties or assets (including the Covered Shares) may be bound, (ii) result in the creation of a Lien on any of such Stockholder’s assets or property (including the Covered Shares) or (iii) constitute a violation by such Stockholder of any Applicable Law.

Section 3.06 .  Ownership of Shares.  Such Stockholder is (a) the beneficial owner of the Shares set forth opposite such Stockholder’s name on Schedule A, all of which are free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such Shares) and (b) the owner of the Options and Warrants that are exercisable for the number of Shares set forth opposite such Stockholder’s name on Schedule A, all of which Options, Warrants and Shares issuable upon the exercise of such Options and Warrants are free and clear of any Liens and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such options or shares).  None of the Shares, Options or Warrants set forth on Schedule A (including the Shares issuable upon the exercise of such Options and Warrants) is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares, Options or Warrants.

Section 3.07 .  Total Shares.  Except for the Shares, Options and Warrants set forth opposite such Stockholder’s name Schedule A (including the Shares issuable upon the exercise of such Options and Warrants), as of the date hereof, such Stockholder does not beneficially own any (a) shares of capital stock or voting securities of the Company, (b) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (c) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 3.08 .  No Litigation.  There is no suit, claim, action, proceeding, investigation or arbitration pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder, or such Stockholder’s assets or property, at law or in equity before or by any Governmental Authority or any other Person that would reasonably be expected to impair the ability of such Stockholder to perform his or its obligations hereunder or consummate the transactions contemplated hereby.  Such Stockholder is not subject to any outstanding order, writ, injunction, judgment, decree or arbitration ruling, settlement, award or other finding that would reasonably be expected to impair the ability of such Stockholder to perform his or its obligations hereunder or consummate the transactions contemplated hereby.

Section 3.09 .  Reliance.  Such Stockholder understands and acknowledges that Parent and Merger Subsidiary are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

Section 3.10 .  Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company or any of their respective Subsidiaries in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

ARTICLE 4
Representations And Warranties Of Parent

Parent represents and warrants to each Stockholder that:

Section 4.01 .  Organization.  Parent is a corporation entity duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction in which it is incorporated.

Section 4.02 .  Corporation Authorization.  The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action.

Section 4.03 .  Noncontravention.  The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (b) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Parent is entitled under any provision of any agreement or other instrument binding on Parent or (c) result in the imposition of any Lien on any asset of Parent.

Section 4.04 .  Due Execution and Delivery.  This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery hereof by the Stockholders, constitutes a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity).

Section 4.05 .  No Litigation.  There is no suit, claim, action, proceeding, investigation or arbitration pending or, to the knowledge of Parent, threatened against or affecting Parent, or Parent’s assets or property, at law or in equity before or by any Governmental Authority or any other Person that could reasonably be expected to impair the ability of Parent to perform its obligations hereunder or consummate the transactions contemplated hereby.  Parent is not subject to any outstanding order, writ, injunction, judgment, decree or arbitration ruling, settlement, award or other finding that would impair the ability of Parent to perform its obligations hereunder.

ARTICLE 5
Covenants

Section 5.01 .  Transfer Restrictions.  Except as expressly contemplated by this Agreement in connection with the Offer or the Purchase Option, each Stockholder agrees not to cause or permit any Transfer of any of such Stockholder’s Securities to be effected.  Subject to Section 5.02 below, each Stockholder shall not seek or solicit any Transfer and agrees to notify Parent promptly, and to provide all details reasonably requested by Parent, if such Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.  Each Stockholder agrees not to deposit (or permit the deposit of) any of such Stockholder’s Securities in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of such Stockholder under this Agreement with respect to any of the Securities.

Section 5.02 .  Acquisition Proposals.  Each Stockholder agrees, solely in its capacity as such, that it shall not, and shall not authorize or permit any of its representatives to, directly or indirectly, take any action with respect to any Acquisition Proposal that the Company is prohibited from taking under Section 7.04 of the Merger Agreement; provided that, in the event that the Company takes permissible action under Section 7.04 of the Merger Agreement, each Stockholder will be entitled to participate in all actions that the Company is or would be entitled to take under Section 7.04 of the Merger Agreement so long as such actions are taken in compliance with such Section 7.04 and the provisions of this Agreement.

Section 5.03 .  Legending of Securities.  If so requested by Parent, each Stockholder agrees that the Securities shall bear a legend stating that they are subject to this Agreement.

Section 5.04 .  Appraisal Rights.  Each Stockholder agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Securities which may arise with respect to the Merger.

Section 5.05 .  Further Assurances.  Parent and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE 6
Miscellaneous

Section 6.01 .  Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require Stockholder to attempt to) limit or restrict any Stockholder in such Stockholder’s capacity as a director or officer of the Company or any designee of any Stockholder who is a director or officer of the Company from acting in such capacity or voting in such Person’s sole discretion on any matter (it being understood that this Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a stockholder of the Company).

Section 6.02 .  No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Securities owned by any Stockholder.  All rights, ownership and economic benefits of and relating to the Securities shall remain vested in and belong to the applicable Stockholder, and Parent shall have no authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct any Stockholder in the voting of any of the Securities owned by such Stockholder, except as otherwise provided herein.

Section 6.03 .  Amendments.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 6.04 .  Termination.  This Agreement shall terminate and shall have no further force or effect as of the Expiration Time.

Section 6.05 .  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 6.06 .  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent.

Section 6.07 .  Governing Law; Jurisdiction.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

(b) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.08 .  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.09 .  Severability.  If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 6.10 .  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

DG FASTCHANNEL, INC.

By:	/s/ Scott K. Ginsburg
	Name:	Scott K. Ginsburg
	Title:	Chief Excutive Officer

Signature Page to Tender and Voting Agreement

INSIGHT VENTURE PARTNERS IV, L.P.

By:	Insight Venture Associates IV, L.L.C.
its General Partner

By:	/s/ Blair Flicker
	Name:	Blair Flicker
	Title:	Attorney-in-Fact

Signature Page to Tender and Voting Agreement

INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P.

By:	Insight Venture Associates IV, L.L.C.
its General Partner

By:	/s/ Blair Flicker
	Name:	Blair Flicker
	Title:	Attorney-in-Fact

Signature Page to Tender and Voting Agreement

INSIGHT VENTURE PARTNERS IV (CO-INVESTORS), L.P.

By:	Insight Venture Associates IV, L.L.C.
its General Partner

By:	/s/ Blair Flicker
	Name:	Blair Flicker
	Title:	Attorney-in-Fact

Signature Page to Tender and Voting Agreement

INSIGHT VENTURE PARTNERS IV (FUND B), L.P.

By:	Insight Venture Associates IV, L.L.C.
its General Partner

By:	/s/ Blair Flicker
	Name:	Blair Flicker
	Title:	Attorney-in-Fact

Signature Page to Tender and Voting Agreement

INSIGHT VENTURE MANAGEMENT, L.L.C.

By:	/s/ Blair Flicker
	Name:	Blair Flicker
	Title:	Attorney-in-Fact

Signature Page to Tender and Voting Agreement

SYCAMORE TECHNOLOGIES VENTURES L.P.

By:	/s/ Eli Barkat		By:	/s/ Guy Gamzu
	Name:	Eli Barkat		Name: Guy Gamzu
	Title:	General Partner		Title:

Signature Page to Tender and Voting Agreement

BRM GROUP LTD.

By:	/s/ Eli Barkat
	Name:	Eli Barkat
	Title:	Chairman and CEO

Signature Page to Tender and Voting Agreement

D PARTNERS II (CAYMAN) LP

By:	D Partners 2 (GP) LP
D Partners 2 (GP) Company Ltd.
its General Partner

By:	/s/ Eylon Penchas		By:	/s/ Shlomo Devray
	Name:	Eylon Penchas		Name: Shlomo Devray
	Title:	Director		Title: Director

Signature Page to Tender and Voting Agreement

GAL TRIFON

/s/ Gal Trifon

Signature Page to Tender and Voting Agreement

CUBIT INVESTMENTS LTD.

By:	/s/ Guy Gamzu
	Name:	Guy Gamzu
	Title:	Director

Signature Page to Tender and Voting Agreement

GUY GAMZU

/s/ Guy Gamzu

Signature Page to Tender and Voting Agreement

OZ INTERNET TECHNOLOGIES, L.L.P.

By:	/s/ Ofer Zadikario
	Name:	Ofer Zadikario
Title:

Signature Page to Tender and Voting Agreement

OFER ZADIKARIO

/s/ Ofer Zadikario

Signature Page to Tender and Voting Agreement

SARIT FIRON

/s/ Sarit Firon

Signature Page to Tender and Voting Agreement